Exhibit No. 99.1
Form 8-K
Transform Pack International, Inc.
File No. 000-31727

                                                                   PRESS RELEASE


            Transform Pack International Completes acquisition of
                      Quantum HIPAA Consulting Group, Inc.

                            Appoints New Board Member

Friday May 30, 2003 9:00AM ET MONCTON, New Brunswick, Canada/PRNewswire-FirstCall/ -- Transform Pack International, Inc. (OTC Bulletin
Board: TPII) today announced that it has closed on the previously announced Letter of Intent to acquire all of the issued and outstanding shares of Quantum HIPAA Consulting Group, Inc. (Quantum) of Wellington, Florida.

The Company with the acquisition of Quantum announced the election of Noel J. Guillama, the current Chairman of Quantum to the Board of Directors of TPII. He was also appointed President of TPII. Mr. Guillama is a seasoned executive that has been involved as a senior executive of private and public healthcare organizations. Mr. Guillama founded Quantum in 2001. Hans Meier resigned his positions as an officer and director of TPII.

With the completion of the acquisition of Quantum, the company expects to review
its  current  business   operation  and  available   options  including  capital
availability,  growth and acquisition  options.

Quantum HIPAA Consulting Group, Inc. is in the business of advising the health care industry on the implementation of regulations created to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA). Quantum provides consultations, evaluations, surveys and compliance services to physicians and other ancillary health care providers, with consultants available nationwide. Currently there are over 1 million US businesses that have to comply



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with  regulations  that  control  privacy,  uniform  transaction  standards  and security of electronic and paper records in the United States and its territories. Industry experts estimate the cost of compliance with HIPAA will range from $8 (US) billion to $40 (US) billion.

The common shares of Transform Pack International, Inc. trade on the NASD OTC Bulletin Board under the symbol of TPII.

                                 *************

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks in part detailed in the company's Securities and Exchange Commission 10-KSB, 10-QSB, and 8-K filings, that may cause actual results to materially differ from projections. Although Transform Pack International, Inc, believes its expectations are reasonable assumptions within the bounds of its knowledge of its businesses and operations; there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the company's ability to execute properly its new business model, raise additional capital to implement its business model, and achieve positive cash flow. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will, in fact, occur.

Source: Transform Pack International, Inc.

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